ImageWare Systems, Inc. – First Quarter 2021 Financial Results and Corporate Update Conference Call, June 2, 2021

C O R P O R A T E P A R T I C I P A N T S

Kristin Taylor, President and Chief Executive Officer

Mark Blackman, Vice President, Product Management

AJ Naddell, Vice President of GTM & Product Strategy

C O N F E R E N C E C A L L P A R T I C I P A N T S

Stan Caplan, Caplan Company

Eliot Knithe, Knithe Advisors

P R E S E N T A T I O N

Operator

Good afternoon, everyone, and thank you for joining ImageWare's First Quarter 2021 Financial Results and Corporate Update Conference Call.

Joining us today are ImageWare's Chair, President and CEO, Kristin Taylor, Vice President of Product Management, Mark Blackman, and Vice-President of Go-To-Market, Portfolio (phon) Strategy and Interim Head of Sales, AJ Naddell. Following Management's remarks there'll be a brief question-and-answer session.

Before we begin, I would like to remind all parties that any statements made in today's discussion that are not historical facts are forward-looking statements as defined in the U.S. Private Securities Litigation Reform Act of 1995. Words such as anticipate, believe, estimate, expect, forecast, intend, may, plan, project, predict, if, should, will and similar expressions as they relate to ImageWare are intended to identify such forward-looking statements. ImageWare may from time-to-time update these publicly announced projections but is not obligated to do so.

Any projections of future results of operations should not be construed in any manner as a guarantee that such results will, in fact, occur. These projections are subject to change and could differ materially from final reported results.

For a discussion of such risks and uncertainties, please see the Risk Factors section in ImageWare's Annual Report on Form 10-K for the fiscal year ended December 31, 2020 and other reports filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made.

As an additional reminder, a replay of this conference call will be available on the Company's website at www.iwsinc.com. Any redistribution, retransmission or rebroadcast of this call in any way without the express written consent of ImageWare is strictly prohibited.

I would now like to turn the call over to ImageWare's Chair President and CEO, Kristin Taylor.

ImageWare Systems, Inc. – First Quarter 2021 Financial Results and Corporate Update Conference Call, June 2, 2021

Kristin Taylor

Thank you, Operator, and welcome to everyone listening in.

Joining me on today's call again is ImageWare's Vice President of Product Management, Mark Blackman, and Vice President of Go-To-Market, Portfolio (phon) Strategy and Interim Head of Sales, AJ Naddell.

I wanted to preface that our remarks today will be a bit briefer than our prior call, given that not much time has passed since our year end update a little over a month ago, which is not to say that we haven't been busy. To kick things off, similar to our last call, I'll be providing a high level overview of our operations for the quarter, followed by a review of our financial results. I'll then hand the floor to Mark, who will be providing an update on our products and solutions, followed by AJ, who will review our current sales and marketing strategies.

We've been encouraged by the short-term progress we have seen since the last time we spoke. While we are continuing to work through several major operational, technical, and personnel-related hurdles, we remain encouraged by the steady progress we are seeing with some of our roadmap initiatives designed to return ImageWare to long-term sustainable growth. From a product development standpoint, we are continuing to make advancements in several key areas, most notably with our Law Enforcement 2.0 platform, which we expect to go live in the next few months.

From a sales and marketing perspective, we are seeing increased activity across all major channels, leading to more demos and proposals, which should translate into new sales later this year. In fact, we've already recorded the first official sale of our Law Enforcement 2.0 offering ahead of its official launch, and we expect to continue filling the backlog for implementations prior to going live as existing customers and prospects see the value of our integrated offering. As a biometrics-first cybersecurity company, we're able to give greater accuracy, speed, and transparency to the identity verification process. With the changes we're making to our full identity platform over the next several months, we believe our solutions will become more effective, integrated, and scalable.

Furthermore, we have seen an increase in cyber threats starting nearly a year ago with breaches at Keepnet Labs, BlueKai, Facebook, Twitter, OneClass, Mathway, easyJet, Nintendo, GoDaddy, Marriott, Norwegian Cruise Lines, Princess Cruise Lines, Rogers, SolarWinds, public water treatment facilities in Pinellas County, Florida, and Israel, Colonial Pipeline, Exchange Server and many more. With a growing need for cyber security, ImageWare’s Authenticate product provides a multifactor authentication, or MFA, solution based on a zero-trust model.

ImageWare arguably provides the most secure MFA solutions that can prevent over 12 common types of cyber attacks versus more traditional MFA solutions because we leverage the unique characteristics of the human body with biometrics.

Before we get into operational updates, I'd like to take a minute to discuss our financial results for the quarter. Our financial results are available in the news release on our corporate website, as well as in our recently filed Form 10-Q. For context on today's discussion, I'll provide a brief summary of those results now.

Revenue for the first quarter of 2021 decreased 8% to $733,000, compared to $796,000 in the same year-ago period. The decrease in sales was primarily due to a decline in product revenue which was offset by a slight increase in maintenance revenue. Gross profit for the first quarter of 2021 decreased 9% to $614,000 or 83.8% of revenue, compared to $677,000 or 85.1% of revenue in the same year-ago period. The decrease was primarily due to lower revenues of approximately $63,000.

With our transition to a new subscription-based model for enterprise and law enforcement public safety sales, revenues will be recognized ratably over the course of the year. New bookings therefore represent new contracts signed in a period that will be recognized as revenue over the life of the contract, which are typically 12 months in length. Over time, our goal is to build a steadier stream of predictable revenue which will allow us to more reliably forecast and invest in our future growth.

ImageWare Systems, Inc. – First Quarter 2021 Financial Results and Corporate Update Conference Call, June 2, 2021

Operating expense for the first quarter of 2021 decreased 17% to $3.3 million, compared to $3.9 million in the same year-ago period. The decrease in operating expense was primarily due to a decrease in sales and marketing and research and development expenses.

Moving to our profitability metrics, loss from operations for the first quarter of 2021 improved $2.6 million, compared to $3.3 million in the same year-ago period. The improvement was primarily due to a reduction in operating expenses previously noted.

Net loss available to common shareholders for the first quarter of 2021 improved to $4.1 million, or $0.02 per share, compared with $4.5 million, or $0.04 per share, in the same year-ago period. The total basic weighted average common shares was counted 245,829,914, compared to 116,196,197 (phon) in the same year ago period.

We ended the first quarter with $5.1 million in cash and cash equivalent. Subsequent to quarter end, we entered into a securities purchase agreement with an institutional Investor who has committed to purchase up to 15.1 million of our common stock. This financing, similar to the 12 million private placement last November, provides us with the ability to further expedite the number of product and sales and marketing initiatives within our pipeline.

Additionally, we've been transitioning away from an old financial software platform to NetSuite. Effective as of yesterday, June 1, we have completed this cutover (phon). We will now have a fully integrated enriched software platform that will help us run the back end of ImageWare Finance.

That completes my financial overview. I will now turn the call over to Mark for the progress update on our products and platforms.

Mark.

Mark Blackman

Thank you, Kristin.

As mentioned earlier, it has been a little over a month since our last update call. Nevertheless, we have continued to make progress across our slate of solutions, most notably our Law Enforcement 2.0 platform, better known as LE 2.0. Our Research & Development Team has continued to make further enhancements to our LE 2.0 solution. In particular, the majority of the dynamic user interface framework has been completed, and we are now moving on to the integration of hardware support for components such as biometric readers, cameras and printers.

As a reminder, the initial goal of the LE 2.0 platform was to produce a foundational web- and mobile-friendly platform to support the needs of our law enforcement community. Thanks to the progress we've been making, we've gained a solid amount of early-stage interest from our potential customers while demonstrating the new solution, which AJ will discuss in further detail shortly. Our current timeline would have an official launch of this product offering within the next few months.

After our February re-launch, we have made ongoing improvements to our ImageWare Authenticate Solution, which enables users to seamlessly integrate biometric-based multifactor authentication, or MFA, into existing business and consumer applications. The majority of the development has been focused on features directly related to supporting sales activity, such as a simplified user journey and lead generation, along with SDK enhancements to simplify client updates and white-label support. Supporting features for specific verticals such as financial services, banking, education and automotive remain key priorities.

Beyond the LE 2.0 and Authenticate, we've continued to refine and upgrade our portfolio of offerings by revamping automation and incremental add-on features that ultimately provide greater value to our customers.

ImageWare Systems, Inc. – First Quarter 2021 Financial Results and Corporate Update Conference Call, June 2, 2021

Next, as previously discussed, another up-and-coming initiative that we are directing our attention towards is self-sovereign identity, or SSI. As a reminder, SSI is an emerging set of standards that makes digital identification more akin to a driver's license in a wallet than the digital account-based identification that is the norm today. Major companies have driven this new standard, including Microsoft, IBM and MasterCard. In fact, Satya Nadella recently spoke on CNBC regarding its importance.

We firmly believe that SSI will be an imperative part of the future of biometrics, and as a result, we believe ImageWare has a strategic place in SSI. We've ramped up market research and will be joining important standards groups. Our team is active in its due diligence to identify initial target markets to generate partnerships but most important revenue. Thanks to these recent efforts, we have already engaged in conversations with Fortune 1000 companies in strategic verticals that are interested in integrating this technology into their systems together with our biometrics.

We recognize that we are still in the early stages, but we are confident in this technology's market potential as well as our vision for implementing biometrics into self-sovereign identity. We believe SSI is as big as the concept of cloud computing, which started in the 1960s and was further popularized in the late 1990s. Given ImageWare's rich history in developing state-of-the-art solutions and our footprint across a number of segments within our industry, we have amassed a comprehensive portfolio of intellectual property, or IP.

As alluded to on the previous call, we developed a forward-looking IP strategy to better understand the ways in which our products, technology, and IP would support possible joint venture or co-development efforts with industry players. Thanks to our go-to-market approach, we are currently engaging in conversations with industry players who are citing our IP. Additionally, we recently received one noteworthy patent for zero-knowledge anonymous verification and management using immutable databases, such as a blockchain on April 6, 2021, and filed two more to further bolster our IP portfolio. We believe that our IP strategy gives us a significant competitive advantage, and we will continue to pursue any synergistic opportunities on a go-forward basis.

I'll now turn the call over to AJ for a progress update on our sales opportunities and business development initiatives.

AJ Naddell

Thank you, Mark, and hello to everyone joining us this afternoon.

I'm looking forward to sharing some exciting updates since our last call. The past six months have been nothing short of transformative for our internal operations as we upgraded our sales force and Leadership Team, refined our go-to-market strategy, implemented a business partner program, started creating and attending hyper-local events, all the while promoting our enhanced product offerings.

As I mentioned the last time we spoke, these noteworthy changes have begun to slowly materialize, and we are noticing a slow but sure increase in the number of bookings and sales as we enter into the second half of this year. Along that line, I want to clarify how we recognize revenue, since there'll be some updates over the next several quarters and beyond. As you can see from our results during the period, maintenance revenues for both quarterly periods were elevated relative to product revenues. The reason for this increase is because the first and third quarters are typically the start of annual budgetary cycles for most customers, which is when they tend to put in a majority of their purchase orders.

Though we expect this to continue for the foreseeable future to some extent, we are also projecting a portion of maintenance revenue to dip in the short term, especially as we start selling more recurring subscription and term-based licenses. Longer term, as we continue to sign more of these stickier contracts under our new subscription offerings, maintenance revenues as a whole is expected to increase as we sign more deals with new clients, which will be slightly offset by decreases from one-off maintenance deals with existing customers.

ImageWare Systems, Inc. – First Quarter 2021 Financial Results and Corporate Update Conference Call, June 2, 2021

On the product revenue side, we are seeing an increase in the number of deals progressing through the pipeline. We expect to generate an incremental increase within our product revenues in subsequent quarters. We are also seeing positive traction within our LE 2.0 platform, having closed our initial sale for this product prior to its even going live. While we're limited in what we can share at the moment, we look forward to making a more formal announcement in the very near future. While the next few quarters will fluctuate, given all of the changes we're implementing, we're taking positive steps to more reliably grow revenue and increase customer lifetime values.

Now let's move on to go to market and marketing initiatives. As Kristin noted earlier, with the proceeds from our financing last month, we'll be able to support increased sales and marketing efforts within our key areas of focus, including the public safety and law enforcement, federal government and enterprise verticals, which should begin translating into new sales later this year.

Although we recognize that the inflow of capital into sales and marketing doesn't immediately translate to new sales, we are seeing an uptick in the number of interested MQL, or marketing qualified leads. Speaking plainly, marketing is something ImageWare had minimally invested in previously. Recognizing that this is a critical element to driving sales growth for our business, we now plan to have a different approach to return to growth by rebuilding processes from the ground up. More specifically, we are allocating funds for advertising, revamping our corporate website and branding, onboarding new sales members, attending hyper-local industry events and conferences, visiting as many potential and existing clients in person as possible, and building up our Business Partner program.

On that last point, within our Business Partner program, we remain focused on actively targeting groups and organizations that can provide value beyond simple reseller arrangements. Similar to our IP portfolio strategy, we have been deliberate to engage with partners only where there is a robust, synergistic opportunity. Our partnership with Safe-T is one such example. We are jointly working to provide a first of a kind biometric-based Zero-Trust Network Access, or ZTNA, which is a big area of focus in today's security landscape.

As a quick reminder, zero-trust is a security concept that centers on the notion that organizations should not trust anything in or outside its perimeters, and instead must verify anything and everything trying to connect to its systems. This means that before granting access, the ZTNA solution collects and matches biometrics either on the cloud or on premises to ensure the user's true identity. With that said, I'm pleased to announce that we have successfully combined Safe-T Zone Solution with ImageWare Authenticate to create the first ever biometric-based ZTNA solution. We are proud of the work we've done with Safe-T and are looking forward to the initial webinar demonstrations later this month, which will help drive several combined sales leads.

Moreover, we have also been gaining inbound interest from other companies ranging from systems integrators, managed service providers, value-added resellers, and more. We are very encouraged by the initial interest we've received and look forward to keeping you all apprised of our progress in the near future.

Moving to our marketing efforts. At the risk of being overly simplistic, I'd like to preface my comments by saying that we market based on the industry we're targeting. For example, we found that the enterprise space has been most receptive to traditional marketing tactics, mainly focusing on digital marketing and advertising. On the other hand, we found that the most effective approach for the law enforcement and public safety sector is through in-person meetings and hands-on demonstrations. Our Sales Team has been focused on creating hyper-local events and attending conferences that are major sales drivers for the industry.

Two such upcoming events on our agenda are the International Association of Chiefs of Police Conference and the National Sheriff's Association Annual Conference, which are in September and June of this year, respectively. We are also attending unique vertical events in the hospitality, marine, building services, automotive and education sectors in upcoming months as COVID-19 restrictions ease.

ImageWare Systems, Inc. – First Quarter 2021 Financial Results and Corporate Update Conference Call, June 2, 2021

We've continued to see strong interest within Financial Services, more specifically from credit unions and small regional banks. This remains a hot market for us, which has directly resulted in an increased pipeline as well. We have also continued to have discussions with money transfer agents, 401(k) entities, banking software companies, large overseas banks in Asia, and more.

We believe further mandates will be coming from governments around the world with more stringent laws around identification and authentication as they recognize that biometric authentication is very clearly the only secure way to protect their organization and their customer's data. A notable accomplishment within the government sector was the joint project completion with the United States Department of Veterans Affairs as we upgraded their system to our web-based client extensions product for communication with capture devices and card readers. The upgrade eliminates dependencies on Java applets and Active X controls and allows them to move further away from Internet Explorer and its security issues to more secure and modern browsers.

Moving to law enforcement and public safety. As some of you may know, the current solution we have in market is called QuickApps, which is driven by our biometric engine and can be easily integrated into a user's existing biometric identification and verification process.

As we transition to our LE 2.0 platform, users will have a number of added benefits that are beyond just upgraded features of the solution itself. This revamped version will be cloud- and subscription-based software with a seamless UI, eliminating the need for middlemen or extraneous vendors that many customers use today. To help drive increased adoption for this new offering and to prevent prospects from delaying purchasing decisions, we've designed a program to offer new QuickApps customers the opportunity to upgrade to LE 2.0 at no additional charge once we're live in the market. We have increased the number of LE 2.0 demos in recent weeks and have also commenced focused group trials with customers to gain feedback.

As part of our initial rollout, we'll be simultaneously commercializing across the Canadian provinces and certain states here in the U.S. We are currently certified in all Canadian provinces through the Royal Canadian Mounted Police, or the RCMP, which is equivalent to the FBI in the U.S. for criminal investigations, and are recertifying with them for LE 2.0. The RCMP recertification will unleash significant business with our neighbor to the north once complete. In parallel, we are certified with Arizona and are actively selling both our QuickApps and LE 2.0 products there.

None of the encouraging traction we are seeing could have happened without the continuous hard work and dedication from our Sales Team. I wanted to share that, in fact, we recently expanded our headcount by adding two new members to our Sales Team. Given our growing pipeline and the new opportunities resulting from sales and marketing and upgraded product initiatives, we are looking to hire additional sales reps. We are still actively looking for a full-time Head of Sales, but we are not letting this hole stop any momentum. We plan to act swiftly once we meet the right candidate, but until then, intend to be very intentional on hiring the right individual for this crucial role.

In summary, although it has only been a few months since we kick-started our new campaigns, we are encouraged by the progress we have made thus far and are increasingly optimistic about our prospects in the coming quarters. On that note, I would like to call something out as a relatively new employee to ImageWare as of this past January. ImageWare has been in the process of a major rebuild over the past 16 months since Kristin stepped in to lead the business, and we have made incredible momentum in such short amount of time. We appreciate the patience shareholders have exhibited as we are starting to materialize all of the work we've put into the new products, marketing and sales initiatives.

Well, this concludes my update. I'll turn the call back over to Kristin.

ImageWare Systems, Inc. – First Quarter 2021 Financial Results and Corporate Update Conference Call, June 2, 2021

Kristin Taylor

Thank you, AJ.

As you can see, we've been incredibly busy, both from a products and solutions as well as a sales and marketing perspective.

Before we turn it over to Q&A, I'll provide some brief HR-related updates. First, as noted in a recent press release, we announced the appointment of Jim Sight to our Board of Directors, bringing our current count to five. As an experienced public company advisor and ImageWare Shareholder, Jim possesses a unique blend of operating and oversight experience, a strong financial acumen related to business issuers, and a vested stake in our future as a meaningful current Investor.

Representing the interest of all shareholders is deeply important to us, and Jim's appointment embodies our ongoing commitment to this principle and structurally aligns the interest of all stakeholders as we continue to build a successful growth company. He also brings a wealth of experience at the public company board level from years of serving on the boards of organizations similar to our own. At our stage of development, it's critical that we ensure our capital structure and financial controls remain in order. We look forward to benefiting from Jim's broad experience and specialized knowledge as we continue our plan for building ImageWare 2.0 over the next 12 months and beyond.

Relatedly, earlier last month, we announced the appointment of three individuals to a newly-created Strategic Advisory Board.

Gentex's Chief Technology Officer, Neil Boehm, Law Enforcement and Biometrics expert Bill Casey, and Forcepoint General Manager of User and Data Protection Ravi Srinivasan are the first three members of this important group. The formation of this new advisory board gives us a reliable third party that will provide us with guidance, assistance and introductions from leading industry experts in critical areas to help drive revenue and form strategic direction in key growth areas. It ultimately gives us an opportunity to leverage the shared wisdom of subject matter experts whose knowledge, relationships and input should provide additional strategic direction for many in our go-forward initiatives.

Finally, a brief update on our CFO and Head of Sales search. We remain actively engaged in a process to identify the right candidates that embody the experience and skillset needed to fill these important positions. As stated previously, we are looking for a CFO who possesses deep operational and turnaround skills, has the ability to be hands on as they rebuild the finance segment of our organization, and who exhibits public, regulatory, financial reporting, M&A, capital markets and corporate finance experience. On the Head of Sales front, we are looking for someone who is execution-focused and has the desire to sell and is capable of leading a team, understands the security space, and has a Rolodex in the enterprise, government or law enforcement public safety sectors. We will be sure to let you know when we have found the right people to join the special culture we have built, but in the meantime, we plan to continue moving full steam ahead with our existing team.

I am proud of the progress that we've made across all fronts of our business so far this year. However, we are just getting started and still have a ways to go in achieving ImageWare's true potential. With an improved balance sheet, Senior Leadership Team, new Strategic Advisory Board, revamped go-to-market strategies, and new product launches on the horizon, ImageWare is well positioned for the coming quarters, which should translate to incrementally improve operating results throughout the balance of the year and beyond.

That concludes my prepared remarks. Thank you all for your time this afternoon. We look forward to updating you on our progress going forward.

Operator, please provide the appropriate instructions.

ImageWare Systems, Inc. – First Quarter 2021 Financial Results and Corporate Update Conference Call, June 2, 2021

Operator

Thank you.

The first question comes from Stan Caplan with Caplan Company. Please go ahead.

Stan Caplan

Yes, hello. Can you hear me?

Kristin Taylor

Hi, Stan. We can hear you.

Stan Caplan

Hi, okay, great. Thank you. I do have a short question and a short follow-up if you'll allow.

First of all, Kris, I want to thank you for allowing shareholders access to management through this Q&A. It's important. We appreciate it. I also want to thank the rest of your staff for providing the significant opportunities for the future. However, I would like to cover the time of your tenure, the last 16 months, and can you give a basic reason that we haven't been able to execute on an increase in revenues, and also at the same time, we're operating under a going concern provision.

So if you would, of the two following reasons that I've outlined, tell me which best describes the reason for our lack of revenues. Number one, and again this is not the future but to date, we do not have a market-ready product that can be sold today, and/or we don't have the right people to sell our product.

Kristin Taylor

Okay. Well, I think that the answer is somewhere in the middle, Stan. I don't think it's either one of those answers. I would also say that I think we are executing on revenue. We are bringing revenue in, and that's coming through the maintenance of our software products, and we continue to push even more maintenance renewals and generate more revenue from that outlet. We have very old clients in the law enforcement, public safety, and federal space.

As it relates to products, I think I have shared in numerous calls that we have been extremely busy restarting, pushing the restart button on this business and making the products more competitive for the market. I believe that that readiness is complete. I talked about Authenticate, which was known prior as GVID. We relaunched that for the enterprise sector on February 1, that’s our MFA product. We're very busy there. Our Law Enforcement product, so that's the germinating seed of our Company, that vertical remains very important to ImageWare. And we are actively selling, as AJ said a few moments ago, QuickApps, which is the Law Enforcement product, and we have revenue coming in from that from different customers in the U.S. We're very excited about the version 2.0 of that platform, which is imminent. We've been busy revamping and rebuilding that product, and that will be MVP on July 1, fully commercialized on September 1.

Stan Caplan

Okay. I appreciate that. But looking back 16 months, it sounds like our products weren't ready for sale. So quickly to this point forward, we've heard a lot of in the coming quarters, we're in development, later in the year. Do we have anything today that we can sell that will give us short-term revenues, and are we going to be able to produce and sell in time where we don't run out of money?

ImageWare Systems, Inc. – First Quarter 2021 Financial Results and Corporate Update Conference Call, June 2, 2021

Kristin Taylor

We do have products to sell, and I can have also AJ and Mark add to that, but in the Authenticate and also in the Law Enforcement, as well as in the federal sector, we're currently bidding on and working very aggressively in all of those areas, and we have products to sell there.

Operator

The next question comes from Eliot Knithe from Knithe Advisors. Please go ahead.

Eliot Knithe

Hi, Kris.

Could you please update us on your thoughts about the timing of a reverse split of the stock? Thank you.

Kristin Taylor

Hi, Eliot. How are you?

Eliot Knithe

I'm well. Thanks.

Kristin Taylor

Great. I'm glad to hear that.

We have filed our application with NASDAQ; we did that on December 31, 2020, and we are busy trying to meet some of the criteria for NASDAQ. Management is very focused on the uplisting, and it is definitely part of our long-term plans.

Operator

The next question comes from Morrie Symson from Pacific Point Asset Management. Please go ahead.

Kristin Taylor

Morrie, are you there?

Operator

At this time, this concludes the Company's question-and-answer session. If your question was not taken, you may contact ImageWare's Investor Relations Team at iwsi@gatewayir.com.

I'd now like to turn the call back over to Ms. Taylor for her closing remarks.

Ms. Taylor, your line is live.

Kristin Taylor

Thank you all for joining the call today. If you have any further questions, please do get in touch with me or Gateway Communications.

Thank you very much for your time today.

Operator

Thank you for joining us today for ImageWare's First Quarter of 2021 Earnings Conference Call.